Exhibit 99.1


     Competitive Technologies Appoints Dr. Donald J. Freed as President and
                 Chief Executive Officer Replacing John B. Nano

Fairfield, CT - (June 14, 2005) - Competitive Technologies, Inc. (AMEX: CTT) announced that effective today Dr. Donald J. Freed, the Company's Executive Vice President and Chief Technology Officer, has been appointed by the Board of Directors to serve as President and Chief Executive Officer on an interim basis, replacing Mr. John B. Nano, who has ceased to serve in those positions. It is anticipated that Mr. Nano will continue to be employed by the Company on a consultancy basis. This will provide for continuity by making his expertise available to the Company in the future.

Mr. Richard E. Carver, Chairman of the Board, said, "The Board of Directors feels strongly about expanding our strategic vision for increased recurring revenues, and I believe that Dr. Freed can provide the leadership to achieve that goal. Dr. Freed knows technology and how to manage technology companies, and is particularly well-suited for continuing to develop CTT's technology commercialization business. Before joining us in 2004, Dr. Freed was responsible for the successful start-up of advanced materials initiatives in three Fortune 50 companies, and has extensive experience in licensing and technology transfer on a global basis, including the U.S., Europe and Asia. His knowledge of the Company, coupled with his excellent track record of success, makes Dr. Freed an outstanding choice to lead our Company."

About Competitive Technologies, Inc.

Competitive Technologies, established in 1968, is a full service technology transfer and licensing provider focused on the technology needs of its customers and transforming those requirements into commercially viable solutions. CTT is a global leader in identifying, developing and commercializing innovative technologies in life, electronic, nano, and physical sciences developed by universities, companies and inventors. CTT maximizes the value of intellectual assets for the benefit of its customers, clients and shareholders. Visit CTT's website: www.competitivetech.net

Statements about our future expectations, including development and regulatory plans, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of applicable Federal Securities Laws, and are not guarantees of future performance. When used herein, the words "anticipate," "believe," "intend," "plan," "expect," "estimate," "approximate," and similar expressions, as they relate to us or our business or management, are intended to identify such forward-looking statements. These statements involve risks and uncertainties related to market acceptance of and competition for our licensed technologies, growth strategies, operating performance, industry trends, and other risks inherent in our business, including those set forth in Item 7 under the caption "Risk Factors," in our most recent Annual Report on Form 10-K filed with the SEC on October 29, 2004, and other factors that may be described in our other filings with the SEC, and are subject to change at any time. Our actual results could differ materially from these forward-looking statements. We undertake no obligation to update publicly any forward-looking statement.


Direct inquiries to:
  Johnnie D. Johnson, Strategic IR, Inc.      E-mail: jdjohnson@strategic-ir.com
  Tel. (212) 754-6565; Fax (212) 754-4333     E-mail: ctt@competitivetech.net